                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

          CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
             SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
         SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

             COMMISSION FILE NUMBER OF ISSUING ENTITY: 333-125676-02

                    HONDA AUTO RECEIVABLES 2005-5 OWNER TRUST
           (Exact name of issuing entity as specified in its charter)

                  COMMISSION FILE NUMBER OF SELLER: 333-125676

                        AMERICAN HONDA RECEIVABLES CORP.
               (Exact name of seller as specified in its charter)

                       AMERICAN HONDA FINANCE CORPORATION
              (Exact name of servicer as specified in its charter)

                        AMERICAN HONDA RECEIVABLES CORP.
                              20800 MADRONA AVENUE
                               TORRANCE, CA 90503
                                 (310) 972-2511

          (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                    HONDA AUTO RECEIVABLES 2005-5 OWNER TRUST
                     4.22063% ASSET BACKED NOTES, CLASS A-1
                       4.54% ASSET BACKED NOTES, CLASS A-2
                       4.61% ASSET BACKED NOTES, CLASS A-3
                       4.69% ASSET BACKED NOTES, CLASS A-4

            (Title of each class of securities covered by this Form)

                                      NONE.
           (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

      Please place an X in the box(es) to designate, the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

      Rule 12g - 4(a)(1)(i)      |_|        Rule 12h - 3(b)(1)(i)      |_|

      Rule 12g - 4(a)(1)(ii)     |_|        Rule 12h - 3(b)(1)(ii)     |_|

      Rule 12g - 4(a)(2)(i)      |_|        Rule 12h - 3(b)(2)(i)      |_|

      Rule 12g - 4(a)(2)(ii)     |_|        Rule 12h - 3(b)(2)(ii)     |_|

                                            Rule 15d - 6               |X|

      Approximate number of holders of record as of the certification or notice date:

                    4.22063% Asset Backed Notes, Class A-1     11
                    4.54% Asset Backed Notes, Class A-2        15
                    4.61% Asset Backed Notes, Class A-3        19
                    4.69% Asset Backed Notes, Class A-4        17

      Pursuant to the requirements of the Securities Exchange Act of 1934, Honda
Auto Receivables 2005-5 Owner Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                 HONDA AUTO RECEIVABLES 2005-5 OWNER TRUST

                                 By: American Honda Finance Corporation,
                                     As Servicer

Date: May 4, 2007                    /s/ Paul C. Honda
                                     ------------------------------------------
                                     Mr. Paul C. Honda
                                     Assistant Vice President,
                                     Assistant Secretary and Compliance Officer